ELEMENTS Products - Current Offerings

ELEMENTS are exchange-traded notes designed to track the return of a specific underlying market measure. ELEMENTS provide convenient access to markets and strategies that may not be readily available to individual investors. After their initial offering, ELEMENTS can be bought and sold through a broker or financial advisor on a U.S. securities exchange.

Current Offering List | Printable Format

ELEMENTS℠ Linked to the S&P Commodity Trends Indicator Index - Total Return (LSC)

CTI ELEMENTS are designed to track the performance of the S&P Commodity Trends Indicator Index - Total Return. The index is comprised of 16 commodity futures contracts divided among six commodity sectors. The Index is designed to capture trends within commodity markets by setting its sector groupings long or short each month based on price signals.

Closing Price:
Change:
52-week High/Low:
Volume:
Yearly Fee: 0.75%
Maturity Date: 6/16/2023
Issuer: HSBC USA Inc. (AA-/Aa3)*

As of market close N.A.


No data available at this time

Product Brochure | Prospectus

ELEMENTS[SM] Linked to the S&P Commodity Trends Indicator Index - Total Return (LSC)

ELEMENTS are exchange-traded notes designed to track the return of a specific underlying market measure. ELEMENTS provide convenient access to markets and strategies that may not be readily available to individual investors. After their initial offering, ELEMENTS can be bought and sold through a broker or financial advisor on a U.S. securities exchange.

Product Brochure | Prospectus | Current Offering List | Printable Format

Market Data | Returns | Profile

Market Data As of market close 05/15/2008

Closing Price:	
Net Change:	
% Change:	
52-week High/Low:	
Volume:	
20 Day Volume Average:	
Units Outstanding:	
Market Capitalization*: N.A.	

*Market Capitalization = Closing Price x Units Outstanding

No data available at this time

5 Day | 1 Month | 3 Month | 1 Year | 5 Year

Market Data
Source: Bloomberg. The "closing price" is the closing market trading price.

Indicative Values

Closing Indicative Value*:	05/15/2008	
Daily Repurchase Value*:	05/15/2008	

*Source: Bloomberg. The "Daily repurchase value" and "closing indicative value" are historical, do not guarantee future performance, and are shown for illustrative purposes only. The repurchase value will apply to any repurchase by the issuer.

ELEMENTS℠ Linked to the S&P Commodity Trends Indicator Index - Total Return (LSC)

ELEMENTS are exchange-traded notes designed to track the return of a specific underlying market measure. ELEMENTS provide convenient access to markets and strategies that may not be readily available to individual investors. After their initial offering, ELEMENTS can be bought and sold through a broker or financial advisor on a U.S. securities exchange.

Product Brochure | Prospectus | Current Offering List | Printable Format

Market Data | Returns | Profile

Returns

As of market close 05/15/2008

Timeframe	1 mo	3 mo	6 mo	YTD	1 yr	3 yr	5 yr	Since Note Inception
Dow Jones-AIG Commodity Index® - Total Return℠	1.03%	7.99%	20.37%	16.92%	28.18%	18.06%	15.95%	225276.00%
S&P Commodity Trends Indicator Index - Total Return	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.
CTI ELEMENTS ETNs (Indicative Value)	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.
CTI ELEMENTS ETNs (Market Price)	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.

ELEMENTS[SM] Linked to the S&P Commodity Trends Indicator Index - Total Return (LSC)

ELEMENTS are exchange-traded notes designed to track the return of a specific underlying market measure. ELEMENTS provide convenient access to markets and strategies that may not be readily available to individual investors. After their initial offering, ELEMENTS can be bought and sold through a broker or financial advisor on a U.S. securities exchange.

Product Brochure | Prospectus | Current Offering List | Printable Format

Market Data | Returns | Profile

ETNs (Market Price)	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]

3yr and 5yr represent annualized returns. The performance quoted represents historical performance and is not an indication that the return on the ELEMENTS or the underlying index is more or less likely to increase or decrease at any time during the term of the ELEMENTS. There can be no assurance that the future performance of the ELEMENTS or the index will result in holders of the ELEMENTS receiving a positive return on their investment.

Profile

Issuer: HSBC USA Inc. (AA-/Aa3)
Primary Exchange: NYSE Arca
Ticker: LSC
Intraday Indicative Value Ticker: LSCIV
Bloomberg Index Ticker: SPTICTR
CUSIP: 4042EP 602
Inception Date: June 10, 2008
Maturity Date: June 16, 2023
Initial Index Level:
Denomination: $10.00
Short Sales* : Yes on an up or down tick
Yearly Fee : 0.75%

*With short sales, an investor risks paying more for a security than the amount one received from its sale.

ELEMENTS℠ Linked to the S&P Commodity Trends Indicator Index - Total Return (LSC)

ELEMENTS are exchange-traded notes designed to track the return of a specific underlying market measure. ELEMENTS provide convenient access to markets and strategies that may not be readily available to individual investors. After their initial offering, ELEMENTS can be bought and sold through a broker or financial advisor on a U.S. securities exchange.

Product Brochure | Prospectus | Current Offering List | Printable Format

Market Data | Returns | Profile

Returns
Index Returns indicates percentage change in the index level expressed as a percentage from the beginning of the relevant period to the end of the relevant period. Index Returns are for illustrative purposes only and do not represent actual ELEMENTS performance. Index Returns do not reflect any fees which would reduce an investor's actual return. Indices are not managed and one cannot invest directly in an index.

ELEMENTS Returns indicate the change in last reported prices at or shortly after 4:00 pm Eastern time expressed as a percentage from the beginning of the relevant period to the end of the relevant period and do not represent the returns an investor would receive if an investor traded at other times. Market Returns do not account for brokerage commissions which will reduce actual returns.

ELEMENTS Indicative Values Returns indicate the change in last reported indicative values at or shortly after 4:00 pm Eastern time expressed as a percentage from the beginning of the relevant period to the end of the relevant period.

Daily Repurchase Value
Daily Repurchase Value will equal the principal amount of ELEMENTS times the Index Factor on the relevant valuation date times the Fee Factor on the relevant valuation date.

Fee Factor
The fee factor is equal to one minus the product of (i) the annual investor fee and (ii) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365. The annual investor fee is equal to 0.75%.

ELEMENTS℠ Linked to the S&P Commodity Trends Indicator Index - Total Return (LSC)

ELEMENTS are exchange-traded notes designed to track the return of a specific underlying market measure. ELEMENTS provide convenient access to markets and strategies that may not be readily available to individual investors. After their initial offering, ELEMENTS can be bought and sold through a broker or financial advisor on a U.S. securities exchange.

Index Returns indicates percentage change in the index level expressed as a percentage from the beginning of the relevant period to the end of the relevant period. Index Returns are for illustrative purposes only and do not represent actual ELEMENTS performance. Index Returns do not reflect any fees which would reduce an investor's actual return. Indices are not managed and one cannot invest directly in an index.

ELEMENTS Returns indicate the change in last reported prices at or shortly after 4:00 pm Eastern time expressed as a percentage from the beginning of the relevant period to the end of the relevant period and do not represent the returns an investor would receive if an investor traded at other times. Market Returns do not account for brokerage commissions which will reduce actual returns.

ELEMENTS Indicative Values Returns indicate the change in last reported indicative values at or shortly after 4:00 pm Eastern time expressed as a percentage from the beginning of the relevant period to the end of the relevant period.

Daily Repurchase Value
Daily Repurchase Value will equal the principal amount of ELEMENTS times the Index Factor on the relevant valuation date times the Fee Factor on the relevant valuation date.

Fee Factor
The fee factor is equal to one minus the product of (i) the annual investor fee and (ii) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365. The annual investor fee is equal to 0.75%.

Index Factor
The index factor on any given day, other than the final valuation date, will be equal to the closing level of the index on the day divided by the initial index level. The index factor on the final valuation date will equal the average of the closing levels of the index for the five trading days prior to and including the final valuation date divided by the initial index level. The initial index level is the closing level of the index on the inception date.

Prospectus Page

HSBC USA Inc.	ELEMENTS℠ Linked to the S&P Commodity Trends Indicator Index - Total Return (LSC)	6/10/2008	6/16/2023	Prospectus	

ELEMENTS Partners - Index providers

ELEMENTS are exchange-traded notes brought to the market through industry-wide collaboration among **Index Providers**, **Investment Grade Issuers**, **Distributors** and **Securities Exchanges.**

Index Providers develop unique and robust total return market measures to be used in connection with ELEMENTS. Investors will get access to these market measures via ELEMENTS, which are senior unsecured obligations of Investment Grade Issuers. **Distributors** bring ELEMENTS to brokerage firms, so individual investors can easily access ELEMENTS via a broker or financial advisor. All ELEMENTS will be listed on a U.S. **Securities Exchange**.

PDF Version Print All Partners Printable Format

Dow Jones Indexes

Dow Jones Indexes, a unit of Dow Jones & Company, is a leading provider of market indexes, which it licenses for use as benchmarks and as the basis of investment products. Best known for the Dow Jones Industrial Average, Dow Jones Indexes offers more than 130,000 equity indexes and provides a number of alternative indexes, including measures of the hedge fund and commodity markets. Dow Jones Indexes is co-owner of the Dow Jones STOXX Indexes, and together with Wilshire Associates, provides the Dow Jones Wilshire Global Index family.

Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in the United States and in major international markets. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on more than 250,000 investment offerings, including stocks, mutual funds, and similar vehicles. The company has operations in 16 countries and minority ownership positions in companies based in three other countries.

Standard & Poors

Standard & Poor's Index Services, the world's leading index provider, maintains a wide variety of investable and benchmark indices to meet an array of investor needs. Its family of indices includes the S&P 500, an index with $1.32 trillion invested and $4.91 trillion benchmarked, and the S&P Global 1200, a composite index comprised of seven regional and country headline indices.

ELEMENTS Partners - Issuers

ELEMENTS are exchange-traded notes brought to the market through industry-wide collaboration among **Index Providers**, **Investment Grade Issuers**, **Distributors** and **Securities Exchanges.**

Index Providers develop unique and robust total return market measures to be used in connection with ELEMENTS. Investors will get access to these market measures via ELEMENTS, which are senior unsecured obligations of Investment Grade Issuers. **Distributors** bring ELEMENTS to brokerage firms, so individual investors can easily access ELEMENTS via a broker or financial advisor. All ELEMENTS will be listed on a U.S. **Securities Exchange**.

PDF Version Print All Partners Printable Format

financing companies, research and consultancy companies and other domestic and foreign companies. Deutsche Bank offers a wide variety of investment, financial and related products and services to private individuals, corporate entities and institutional clients around the world. It is the largest bank in Germany and one of the largest financial institutions in Europe and the world measured by total assets.

HSBC USA Inc.

HSBC USA Inc. ("HUSI"), incorporated under the laws of Maryland, is a New York State-based bank holding company registered under the Bank Holding Company Act of 1956, as amended. Through its affiliation with HSBC Holdings plc ("HSBC"), HUSI offers its customers access to global markets and services and plays a role in the delivery and processing of HSBC products. HSBC is one of the largest banking and financial services organizations in the world. Headquartered in London, England, HSBC's international network comprises over 10,000 offices in 83 countries and territories in Europe, the Asia-Pacific region, Latin America, North America, South America, the Middle East and Africa.

Swedish Export Credit Corporation (SEK)

Swedish Export Credit Corporation (SEK) provides access to financial solutions for export and infrastructure. The main businesses include export credits, lending, structured financing, project financing, leasing, capital markets products, and financial advisory services. Targeted to investors all over the globe, SEK issues interest rate, FX, equity, commodities and credit linked notes. SEK is known for its flexible approach to funding, and it is also an experienced issuer of plain vanilla benchmark bonds in the international capital markets. SEK was founded in 1962 and is owned by the Swedish state.

Standard & Poors

Standard & Poor's does not guarantee the accuracy and/or the completeness of the Index or any data included in the Index. Standard & Poor's makes no warranty, express or implied, as to results to be obtained by the Calculation Agent, the holders of the Securities or any other person or entity from the use of the Index or any data included in the Index in connection with the rights licensed under the license agreement described in this pricing supplement or for any other use. Standard & Poor's makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the Index or any data included in the Index. Without limiting any of the above information, in no event shall Standard & Poor's have any liability for any special, punitive, indirect or consequential damage; including lost profits, even if notified of the possibility of these damages.

Standard & Poor's Standard & Poor's and HSBC USA have entered into a non-exclusive license agreement providing for the license to HSBC USA, in exchange for a fee, of the right to use indices owned and published by Standard & Poor's in connection with some securities, including the Securities. The license agreement between Standard & Poor's and HSBC USA provides that the following language must be stated in this pricing supplement:

"The Securities are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the Index to track general stock market performance. S&P's only relationship to HSBC USA (other than transactions entered into in the ordinary course of business) is the licensing of certain service marks and trade names of S&P and of the Index which is determined, composed and calculated by S&P without regard to HSBC USA or the Securities. S&P has no obligation to take the needs of HSBC USA or the holders of the Securities into consideration in determining, composing or calculating the Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the Securities, prices at which the Securities are to initially be sold, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities."